Exhibit 5.03

FIRST AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EXECUTIVE NETWORK PARTNERING CORPORATION

March 24, 2021

Executive Network Partnering Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: The name of the Corporation is “Executive Network Partnering Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 22, 2020, amended by an amendment to the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 17, 2020, further amended by an amendment to the certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 29, 2020, and further amended by an amended and restated certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on September 17, 2020 (as amended and restated, the “Amended and Restated Certificate”).

SECOND: This First Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Amendment”), which further amends the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and by unanimous written consent of the Corporation’s board of directors, and the holders of a majority in voting power of the Common Stock and the holders of a majority of the Class B Common Stock voting as a separate class.

THIRD: The Amended and Restated Certificate is hereby amended as follows:

1. Section 4.1 of the Amended and Restated Certificate is hereby amended by adding the following language at the end of such Section:

Simultaneously with the effective date of this First Amendment to the Amended and Restated Certificate of Incorporation, (the “Effective Time”), (i) the Corporation’s Class A Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class A Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and subdivided, pursuant to a forward stock split, into two and one-half shares of the Corporation’s Class A Common Stock, par value $0.0001 per share (the “New Class A Common Stock”), subject to the treatment of fractional interests as described below and (ii) the Corporation’s Class B Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class B Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and subdivided, pursuant to a forward stock split, into two and one-half shares of the Corporation’s Class B Common Stock, par value $0.0001 per share (the “New Class B Common Stock”). No fractional shares of New Class A Common Stock or New Class B Common Stock will be issued. In lieu of any fraction of a share of New Class A Common Stock to which the holder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such holder), the holder will be entitled to a cash payment, without interest, equal to the fair value of one share of Class A Common Stock multiplied by such fraction. From and after the Effective Time, the amount of capital shall be represented by the aggregate par value of the shares of the New Class A Common Stock and New Class B Common Stock for which the shares of the Old Class A Common Stock and Old Class B Common Stock are subdivided, until thereafter reduced or increased in accordance with applicable law. All references elsewhere in the Amended and Restated Certificate, as may be amended from time to time, to the “Common Stock” (solely with respect to the Class A Common Stock and Class B Common Stock but not Class F Common Stock), shall, after the Effective Time, be deemed to refer to the “New Class A Common Stock” and “New Class B Common Stock”, respectively.

2. Section 4.3(b) of the Amended and Restated Certificate is hereby deleted in its entirety and replaced with the following:

(b) Class B Common Stock.

(i) On the last day of each fiscal year of the Corporation (whether partial or full) following the consummation of the initial Partnering Transaction (and during any year in which there is a Change of Control or a liquidation, dissolution or winding up of the Corporation, on the business day immediately prior to such event instead of on the last day of such fiscal year), 25,000 shares of the then outstanding shares of Class B Common Stock shall automatically convert into 2,500 shares of Class A Common Stock (the “Conversion Shares”); provided that if the Market Price of the Class A Common Stock has exceeded $11.00 for twenty out of thirty consecutive trading days at any time following the consummation of the Partnering Transaction, the number of Conversion Shares into which such 25,000 shares of Class B Common Stock will automatically convert for any such fiscal year of the Corporation shall be the greater of:

(A) 20% of the increase in the Annual VWAP of the Class A Common Stock in any such fiscal year of the Corporation over the Price Threshold for such fiscal year of the Corporation, multiplied by the number of shares of Class A Common Stock outstanding at the consummation of the Partnering Transaction (excluding any shares of Class A Common Stock received by the Sponsor through the Class F Common Stock), divided by the Annual VWAP of the Class A Common Stock for such fiscal year of the Corporation; and

(B) 2,500.

(ii) For purposes of the calculation set forth in Section 4.3(b)(i)(A), the total number of shares of Class A Common Stock outstanding at the consummation of the Partnering Transaction shall be deemed to be no smaller than 72,000,000 (or up to 82,800,000 to the extent the underwriter’s overallotment option is exercised in the Corporation’s initial public offering of securities, determined on a pro rata basis (the “Offering”)) and no greater than 144,000,000 (or up to 165,600,000 to the extent the underwriter’s overallotment option is exercised in the Offering, determined on a pro rata basis).

(iii) The Conversion Shares shall be delivered to the holders of shares of Class B Common Stock within 10 days following the last day of each of the first twelve fiscal years (whether partial or full) of the Corporation following the consummation of the Partnering Transaction and the converted shares of Class B Common Stock shall be cancelled for no additional consideration.

(iv) Upon a Change of Control occurring after the consummation of the Partnering Transaction, holders of shares of Class B Common Stock shall receive in cash the amount of which is the greater of: (x) the aggregate Market Price of 7,200,000 shares of Class A Common Stock at the time of the public announcement of the Change of Control (or up to 8,280,000 shares of Class A Common Stock to the extent the underwriter’s overallotment option is exercised in the Offering, determined on a pro rata basis) and (y) $72,000,000 (or up to $82,800,000 to the extent the underwriter’s overallotment option is exercised in the Offering, determined on a pro rata basis), with such number of shares of Class A Common Stock or such dollar amounts to decrease by one-twelfth on the last day of each fiscal year of the Corporation (whether partial or full) following the consummation of the initial Partnering Transaction (with the date of the consummation of a Change of Control being deemed as the last day of the fiscal year containing the Change of Control for this purpose) based on the number of days that have occurred during such fiscal year divided by 360.

(v) Voting. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, (A) amend, alter or repeal any provision of this Amended and Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock, (B) change the fiscal year of the Corporation, (C) increase the number of directors on the Board, (D) pay any dividends or effect any split on any of the Corporation’s capital stock, (E) adopt any stockholder rights plan, (F) acquire any entity or business with assets at a purchase price greater than 10% or more of the Corporation’s total assets measured in accordance with generally accepted accounting principles in the United States or the accounting standards then used by the Corporation in the preparation of its financial statements or (G) issue any

Common Stock in excess of 20% of the Corporation’s then outstanding Common Stock or that would otherwise require a stockholder vote pursuant to the rules of the stock exchange on which the Common Stock is then listed. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

3. Section 4.3(c)(iv) of the Amended and Restated Certificate is hereby deleted in its entirety and replaced with the following:

(iv) “Price Threshold” means $10.00 for the first fiscal year of the Corporation (whether partial or full) following consummation of the Partnering Transaction, which is thereafter adjusted at the beginning of each subsequent fiscal year of the Corporation to be equal to the greater of (i) the Annual VWAP of the Class A Common Stock for the immediately preceding fiscal year of the Corporation (whether partial or full) and (ii) the Price Threshold for the preceding fiscal year of the Corporation (whether partial or full); provided that the Price Threshold for any reference fiscal year of the Corporation shall be reduced on a dollar-for-dollar basis by the amount of any cash dividend per share of Class A Common Stock paid in such fiscal year of the Corporation to the holders of shares of Class A Common Stock.

4. Section 4.3(d)(i) of the Amended and Restated Certificate is hereby amended by deleting “one-for-one basis” and adding “1-for-2.5 basis” in its place.

* * * *

IN WITNESS WHEREOF, Executive Network Partnering Corporation has caused this First Amendment to the Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

EXECUTIVE NETWORK PARTNERING CORPORATION

By:	/s/ Alex Dunn
Name: Alex Dunn
Title: Chief Executive Officer

[Signature Page to First Amendment to the Amended and Restated Certificate of Incorporation]